Final Term Sheet

Filed Pursuant to Rule 433
Registration No. 333-151838
June 23, 2008

Cameron International Corporation

Issuer	Cameron International Corporation
Security	6.375% Senior Notes due 2018 (“2018 Notes”) 7.000% Senior Notes due 2038 (“2038 Notes”)
Ratings (Moody’s / S&P)	Baa1/BBB+ (Stable / Stable)
Amount	2018 Notes: $450,000,000 2038 Notes: $300,000,000
Type	SEC Registered
Settlement Date	June 26, 2008
Maturity Dates	2018 Notes: July 15, 2018 2038 Notes: July 15, 2038
Coupon	2018 Notes: 6.375% 2038 Notes: 7.000%
Coupon Payment Dates	Semi-annual payments on January 15 and July 15 of each year, beginning January 15, 2009
Optional Redemption	2018 Notes: Make-whole call at T+ 40 bps 2038 Notes: Make-whole call at T+ 40 bps
Benchmark	2018 Notes: UST 3.875% due May 15, 2018 2038 Notes: UST 5.000% due May 15, 2037
Benchmark Yield	2018 Notes: 4.168% 2038 Notes: 4.693%
Reoffer Spread	2018 Notes: + 222 bps 2038 Notes: + 235 bps
Reoffer Yield	2018 Notes: 6.388% 2038 Notes: 7.043%
Price to Public	2018 Notes: 99.899% 2038 Notes: 99.459%
Joint Bookrunners	J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated UBS Securities LLC
Senior Co-managers	DnB NOR Markets, Inc Greenwich Capital Markets, Inc Mitsubishi UFJ Securities International plc
Co-managers	BBVA Securities Inc. Citigroup Global Markets Inc. Standard Chartered Bank UniCredit Capital Markets, Inc.
CUSIP	2018 Notes: 13342B AC9 2038 Notes: 13342B AD7

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or UBS Securities LLC toll-free at 1-877-827-6444 ext 561-3884.